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                                              Filed Pursuant to Rule 424(b)(2)
                                              Registration No. 33-54299


                 PRICING SUPPLEMENT DATED FEBRUARY 20, 1996,
                 TO THE PROSPECTUS, DATED SEPTEMBER 27, 1995,
             AND THE PROSPECTUS SUPPLEMENT, DATED OCTOBER 6, 1995


                             BANPONCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES 2


             DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE
             PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST


PRINCIPAL AMOUNT:              U.S. $10,000,000.00

ORIGINAL ISSUE DATE:           FEBRUARY 21, 1996

SETTLEMENT DATE:               FEBRUARY 21, 1996

MATURITY DATE:                 MARCH 19, 1997

GLOBAL NOTE:                   YES

INITIAL INTEREST RATE:            5.25%

INTEREST RATE BASIS:           6 month libor from 2/21/96 to 9/18/96, but not
                               including 9/18/96. 3 month libor from and including 9/18/96 to 3/19/97.

INDEX MATURITY:                The initial interest rate will be maintained
                               for the period of 2/21/96 to 9/18/96 and there will be a single interest payment on 9/18/96, but not including 9/18/96. Thereafter interest payments will be on a quarterly basis as detailed on the Interest Payment Period Section.

SPREAD:                        +.125%

INTEREST RATE RESET PERIOD:    9/16/96 and 12/16/96.

INTEREST PAYMENT PERIOD:       9/18/96, 12/18/96 and 3/19/97.

REDEMPTION PROVISIONS:         "If Banponce Corporation does not maintain
                               top-tier short-term ratings from a minimum of two of the six Nationally Recognized Statistical
                               Rating Organizations, the purchaser shall have the unconditional right to demand prepayment of 100% of the outstanding principal amount of the note plus accrued interest. Such demand shall be made by telephone from the purchaser to the issuer up until 12:00 p.m., CST, on the same business day on which the prepayment will be made. The issuer shall pay to the purchaser the principal amount under the note(s) and all interest accrued and not paid therefore on the date of prepayment. All payments shall be made in immediately available funds."


The proceeds from the issuance on the Note to which this Pricing Supplement relates will be used to finance Banponce Corporation subsidiaries.